Schedule 14A Information

               Proxy Statement Pursuant to Section 14(a) of
                  the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the approxpriate box:

[ ]  Preliminary Proxy Statement
     Confidential, for Use of the commission Only (as permitted by Rule 14-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        GLOBAL INDUSTRIES, LTD

           (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)  Title of each class of securities to which transaction applies:
         ______________________________________________________________

     2)  Aggregate number of securities to which transaction applies:
         ______________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)
         ______________________________________________________________

     4)  Proposed maximum aggregate value of transaction:
         ______________________________________________________________

     5)  Total Fee paid:
         ______________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         ______________________________________________________________

     2)  Form, Schedule or Registration Statement No.:
         ______________________________________________________________

     3)  Filing Party:
         ______________________________________________________________

     4)  Date Filed:
         ______________________________________________________________




                             [LOGO]

                    GLOBAL INDUSTRIES, LTD.
                       107 Global Circle
                  Lafayette, Louisiana  70503

         NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON AUGUST 6, 1997

Dear Shareholder:

      You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Global Industries, Ltd. on Wednesday, August 6, 1997. The meeting will be held at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas at 10:00 a.m., local time.

      As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:

                1.    To  elect five directors to  hold
          office until the next annual meeting of shareholders and until their successors have been elected and qualified.

                2.    To  approve an amendment to  the  Company's
          Employee Stock Purchase Plan.

                3.   To transact such other business as
          may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on June 27, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the 1997 Annual Meeting or any adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.

                                   By  Order  of  the  Board  of
                                   Directors

                                   [sign. cert]

                                   MICHAEL  J.  POLLOCK
                                   Vice President
Lafayette, Louisiana
July 7, 1997

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.




                     GLOBAL INDUSTRIES, LTD.
                       107 Global Circle
                  Lafayette, Louisiana  70503



    PROXY STATEMENT FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

                  To be held on August 6, 1997

      This Proxy Statement and the accompanying proxy card are furnished to the shareholders of Global Industries, Ltd., a Louisiana corporation (the "Company" or "Global"), in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the 1997 Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held on Wednesday, August 6, 1997, at 10:00 a.m., local time, at The Houstonian Hotel & Conference Center, 111 Post Oak Lane,
Houston, Texas, and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about July 7, 1997.

      The execution and return of the enclosed proxy will not affect in any way a shareholder's right to attend the Annual Meeting. Furthermore, a shareholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or (b) by appearing and voting in person at the Annual Meeting. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted (i) FOR the election of the five nominees to the Board of Directors of the Company listed below and (ii) FOR approval of the proposed amendment (described below) to the Company's 1995 Employee Stock Plan.

      On June 27, 1997, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 45,422,694 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. The Common Stock is the only class of voting securities outstanding. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum.

                     ELECTION OF DIRECTORS

      Pursuant to the Company's bylaws, the Board of Directors currently consists of six positions. Five Directors will be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors has determined not to fill the vacant position at this time but may do so in the future in accordance with the Company's bylaws. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect each director. Accordingly, under Louisiana law, the Company's Amended and Restated Articles of Incorporation and bylaws, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote in favor of the nominees listed below. Each of the nominees is now a director of the Company and was nominated by the Board of Directors. Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF THE NOMINEES NAMED BELOW.



      Set forth below is the name and certain information regarding each of the five nominees for election as a director:

      William J. Dore, 54, is the Company's founder and has been Chairman of the Board of Directors, President and Chief Executive Officer since 1973. Mr. Dore has over 25 years of experience in the diving and marine construction industry and is a past President of the Association of Diving Contractors. Mr. Dore received an M.Ed. degree from McNeese State in 1966. Mr. Dore is currently a member of the executive committee of the board of directors of the National Ocean Industries Association.

     Michael J. Pollock, 51, joined the Board of Directors of the Company in 1992 and was named Vice President, Chief Financial Officer and Treasurer in April 1996. From September 1990 to December 1992, he was Treasurer and Chief Financial Officer of the Company and was Vice President, Chief Administrative Officer from December 1992 until April 1996. Mr. Pollock received a B.S. degree from the University of Southwestern Louisiana in 1967 and Mr. Pollock is a certified public accountant and a certified internal auditor.

      James C. Day, 54, joined the Board of Directors of the Company in February 1993. He has been Chairman of the Board of Directors of Noble Drilling Corporation, a Houston, Texas based offshore drilling contractor, since October 1992, and has been President and Chief Executive Officer of Noble Drilling since January 1984. Mr. Day has held executive positions with the International Association of Drilling Contractors, the National Ocean Industries Association, and the Independent Petroleum Association of America. Mr. Day received a B.S. degree in Business Administration from Phillips University. In addition to being a director of Noble Drilling Corporation, Mr. Day is a director of Noble Affiliates, Inc.

      Edward P. Djerejian, 58, joined the Board of Directors of the Company in February 1996. Since August 1994, Mr. Djerejian has been the director of the James A. Baker II Institute of Public Policy at Rice University. A former United States Ambassador, he was nominated by President Clinton to serve as U.S. Ambassador to Israel in 1993. During his more than thirty years in the United States Foreign Service, he has served as deputy chief of the U.S. mission to the Kingdom of Jordan, as U.S. Ambassador to the Syrian Arab Republic, and as Assistant Secretary of State for Near Eastern Affairs under Presidents Bush and Clinton. Mr. Djerejian received the Department of State's Distinguished Service Award in 1993 and the President's Distinguished Service Award in 1994. He is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum.

      Myron J. Moreau, 63, joined the Board of Directors of the Company in February 1993. Mr. Moreau is retired from Chevron U.S.A. Inc. where he was employed for 31 years. From 1990 until 1992, he was General Manager of Support Services for Chevron's Gulf of Mexico Production Business Unit, and from 1988 until 1990, he was Division Manager at Chevron in Lafayette, Louisiana. Prior to 1988, he held various domestic and foreign assignments with Chevron, including assignments in the United Kingdom and Indonesia. Mr. Moreau received a degree in Chemical Engineering from the University of Southwestern Louisiana in 1959.






                    DIRECTORS AND COMMITTEES

Attendance and Fees

      The Company's Board of Directors held four meetings in fiscal 1997. Each director attended all meetings of the Board of Directors and the committees on which he served during fiscal
1997.

      All non-employee directors of the Company are entitled to receive an annual retainer of $20,000, paid semiannually, and are reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. Each non-employee director receives a $650 meeting fee for each Board meeting or committee meeting attended. In addition, each non-employee director of the Company receives an annual award of 2,000 shares of Common Stock on August 1 of each year pursuant to the Company's Non-Employee Director Stock Plan (the "Directors Plan"). The aggregate fair market value of the shares of Common Stock received by a non-employee director in any one year, however, may not exceed 75% of such director's cash compensation for his or her services as a director of the Company for the immediately preceding twelve months. If the fair market value of the shares awarded on any August 1 exceeds this limitation, the number of shares awarded will be automatically reduced. No shares received by a non-employee director through the Directors Plan may be transferred for a period of six months, except in the case of death or disability. No more than 40,000 newly issued and treasury shares may be issued to non-employee directors of the Company under the Directors Plan and no shares may be granted after December 2002. Messrs. Day and Moreau each received awards of 1,200 shares of Common Stock under the Directors Plan on August 1, 1994, 2,000 shares on August 1, 1995, and 1,372 shares on August 1, 1996. Mr. Djerejian received 634 shares on August 1, 1996.

Committees

      The Board of Directors has established the following standing committees:

      Audit Committee. The Audit Committee annually reviews and recommends to the full Board of Directors the firm to be engaged to audit the accounts of the Company and its subsidiaries. Additionally, the Audit Committee reviews with such independent auditor the plan and results of the auditing engagement and the scope and results of the Company's procedures for internal auditing, makes inquiries as to the adequacy of internal accounting controls, and considers the independence of the auditors. During fiscal 1997, the Audit Committee held three meetings. The Audit Committee is comprised of three directors:
Mr. Myron J. Moreau (Chairman),  Mr. James C. Day, and Mr. Edward
P. Djerejian.

       Compensation Committee. The Compensation Committee's responsibility is to approve the compensation arrangements for senior management of the Company, including establishment of salaries and bonuses and other compensation for executive officers of the Company; to approve any compensation plans in which officers and directors of the Company are eligible to participate and to administer such plans, including the granting of stock options or other benefits under any such plans; and review significant issues that relate to changes in benefit plans. The Compensation Committee held one meeting during fiscal 1997. The Compensation Committee is comprised of three directors: Mr. James C. Day (Chairman), Mr. Myron J. Moreau and Mr. Edward P. Djerejian.

Certain Transactions

      The Company leases an office building and adjacent land on which it has built a training facility in Lafayette, Louisiana from William J. Dore, the Chairman of the Board and principal shareholder of the Company. The lease agreements with Mr. Dore for the Lafayette office building and adjacent land currently provide for aggregate monthly lease payments of $3,917 and expire on December 31, 1998. The Company made aggregate lease payments to Mr. Dore under these lease agreements of $47,004 during fiscal 1997.



                       SECURITY OWNERSHIP

      The table below sets forth the ownership of the Company's Common Stock, as of June 27, 1997, by (i) each of the Company's directors and nominees to become a director, (ii) each executive officer named in the Summary Compensation Table included under "Compensation of Executive Officers," (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially 5% or more of the outstanding Common Stock. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.

                                   Shares Owned
                                   Beneficially
          Name                   Number      Percent
          ____                   _______     _______
William J. Dore (1)              15,023,274    33.1
Michael J. Pollock (2)               73,500      *
James J. Dore                        69,607      *
Lawrence C. McClure(2)               27,791      *
Andrew Michel(2)                     13,800      *
James C. Day                          5,772      *
Myron J. Moreau                       5,772      *
Edward P. Djerejian                     634      *

All directors and executive
officers as a group
 (11 persons) (1) (2)            15,223,378    33.5


*   Less than 1%
(1) Includes 519,194 shares held by the Company's Retirement Plan of which Mr. Dore acts as Trustee. Mr. Dore disclaims beneficial ownership of all of such shares except the 106,656 shares held by the Retirement Plan allocated to his account.
(2) Includes shares issued pursuant to restricted stock awards granted to Mr. Pollock - 7,060 shares; Mr. McClure - 4,800 shares; Mr. James Dore - 12,280 shares and all directors and executive officers as a group - 33,640 shares, shares allocated to such person's account in the Retirement Plan as follows: Mr. Pollock - 562; Mr. James Dore - 5,324; Mr. McClure - 1,582; and all directors and executive officers as a group - 519,194 and the shares issuable upon exercise of stock options exercisable within 60 days as follows:
    Mr. Pollock - 59,200; Mr. James Dore - 49,920; Mr. Michel - 12,000; Mr. McClure - 18,800; and all directors and executive officers as a group - 139,920.




               COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash compensation paid or accrued for services rendered in all capacities to the Company during the last three fiscal years to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who earned more than $100,000 in salary and bonus in fiscal year 1997 (the "Named Executives").



                                        Annual Compensation        Long Term
Name and            Fiscal                           Other Annual  Securities
Principal           Year    Salary($)  Bonus ($)(1) Compensation   Underlying
Position                                                ($)(2)     Options (#)
---------           ------  --------   ------------ -------------  -----------
William J. Dore     1997    275,000    12,329             23,986         --
Chairman of the     1996    275,000    13,456             30,215         --
Board, President    1995    275,000    15,982             15,805         --
and Chief
Executive Officer

Michael J. Pollock  1997    125,000    12,382              3,969         --
Vice President      1996     93,708     9,927              1,725         --
and Chief           1995     83,000    18,627                758     20,000
Financial Officer

Andrew Michel(5)    1997    110,000     2,843              5,550         --
Vice President,     1996     36,667        --              1,800     60,000
Deepwater
Technology

James J. Dore       1997     92,000    11,168              3,494         --
Vice President      1996     83,375     8,364              1,442         --
Diving and          1995     72,000    13,425              1,503     20,000
Special Services

Lawrence C. McClure 1997     90,000    13,022             11,700         --
Vice Presient       1996     84,750    18,930             11,000     20,000
Offshore            1995     72,000    12,469              5,663     16,000
Construction

(1) Includes the aggregate value of the Company's contributions during each year to the Company's Profit Sharing and Retirement Plan.
(2)   Primarily  represent expenditures paid by the Company  for
      Mr. Dore's personal account which were not reimbursed and were included in his income for tax purposes. Others are non-cash compensation (auto allowances) and relocation expenses which were included in income for tax purposes.
(3) The value of restricted stock awarded under the Company's Restricted Stock Plan and held by each of the Named Executives at the end of the last fiscal year, based upon the market price of the shares on the date of grant, was: Mr.
      William Dore - $0; Mr. Pollock - $34,079; Mr. Michel - $0; Mr. James Dore - $59,353; and Mr. McClure - $22,968.
(4)   Mr. Michel joined the Company in December 1995.



During fiscal year 1997 no stock options were granted to any of the Named Executives.


      The table below sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at year end held by the Named Executives.

 Aggregated Option Exercises During Fiscal Year 1997 and Option
                       Values at Year End

                                             Number of
                                             Securities       Value of
                                             Underlying       Unexercised
                                             Unexercised      In-the-Money
                                             Options at       Options at
                                             Year End(#)      Year End($)(*)
                                             -------------    -------------
                    Shares
                   Acquired on    Value      Exercisable/     Exercisable/
                   Exercise (#)  Realized($) Unexercisable    Unexercisab
                   -----------   ----------- -------------    -------------
William J. Dore          --            --       -- / --              0 / 0
Michael J. Pollock       --            --    59,200/24,800    1,070,160/432,200
Andrew Michel            --            --    12,000/48,000      183,000/732,000
James J. Dore            --            --    49,920/22,080      900,694/383,070
Lawrence C.              --            --    18,800/27,200      327,426/444,691
McClure


(*)   Based on the difference between the closing sale  price  of the Common Stock of $21.50 on March 31, 1997, and the exercise price.


      The Company's 1992 Stock Option Plan (the "Option Plan") provides that, upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash in accordance with the Option Plan, adjust the outstanding options as appropriate to reflect such change of control, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The Option Plan provides that a change of control occurs if any person, entity or group (other than William J. Dore and his affiliates) acquires or gains ownership or control of more than 50% of the outstanding Common Stock or, if after certain enumerated transactions, the persons who were directors before such transaction cease to constitute a majority of the Board of Directors.

Compensation Committee Report on Executive Compensation

      This report is submitted in response to the Securities and Exchange Commission rules which require the inclusion of a report from the Compensation Committee of the Board of Directors which discusses the compensation policies for executive officers and the committee's rationale for compensation paid to the Chief Executive Officer including the specific relationship of corporate performance to executive compensation.

     Executive compensation at the Company is administered by the Compensation Committee of the Board of Directors. It is the Compensation Committee's responsibility to set the compensation philosophy for the Company's executive officers, to approve and administer the Company's incentive and benefit plans, to monitor the performance and compensation of executive officers and other key employees and to set compensation and make awards under the Company's incentive plans that are consistent with the Company's compensation philosophy and the performance of the Company and its executive officers. The Compensation Committee believes that shareholders are best served when the compensation structure for executive officers focuses them on building long-term shareholder value while not neglecting current earnings. Total compensation for the Company's Chief Executive Officer is based upon the same factors and determined in the same way as the Company's other executive officers.

      The Company's executive compensation program consists of three principal elements: (1) base salary, (2) annual incentive compensation awards, which provide for cash bonuses based on overall Company performance as well as individual performance, and (3) the Restricted Stock Plan and the Option Plan, which provide long-term incentives that are intended to align the interests of executive officers with those of shareholders. The annual incentive compensation awards, Restricted Stock Plan and Option Plan constitute the performance-based portion of total compensation.

      Historically, the Compensation Committee has established base salary levels of the Chief Executive Officer and other executive officers after review of salary survey data of other companies in the oil service industry having annual sales or revenues generally similar in size to the Company, with particular emphasis given to those other companies in the same geographic area as the Company. By reviewing the salary data of such other companies from time to time, the Compensation Committee intends to try to ensure that the base salaries established by the Compensation Committee are generally within the range of base salaries paid by the other companies. The base salary established for each executive officer also takes into account the executive's particular experience and level of responsibility. Base salaries of the executive officers are reviewed annually, with adjustments made based on any updated salary data reviewed, increases in the cost of living, job performance of the executive officer, and the expansion of duties and responsibilities, if any, of the executive officer. For fiscal 1997, the Compensation Committee did not increase the base salary of the Chief Executive Officer but increased the base salary of the other executive officers by amounts ranging from 0% to 23%.

      The annual incentive compensation awards enable executive officers and other key employees of the Company to earn annual cash bonuses, based upon the Company's financial results meeting or exceeding budget. Based upon the Company's performance in fiscal 1997 relative to the budget established for fiscal 1997, the Compensation Committee recommended (which recommendation was adopted by the Board of Directors) that incentive compensation awards totaling $1.5 million will be paid to 1,037 employees in November 1997 and that a $2.1 million contribution will be made to the Company's defined contribution profit sharing retirement plan. During fiscal 1997, the Chief Executive Officer received no incentive compensation award and the other executive officers received awards totaling $19,843 (ranging from 0% to 3.2% of their fiscal 1997 compensation). During fiscal 1997, the Chief Executive Officer received a profit sharing and retirement plan contribution of $12,329, and the other executive officers received contributions totaling $24,572.

      The long-term incentive portion of the Company's executive compensation scheme is administered through the Company's Restricted Stock Plan and the Option Plan, each established by the Board of Directors of the Company to provide a means by which certain employees of the Company, including executive officers, could develop an economic interest, through ownership in the Company's Common Stock, in the financial success of the Company. After reviewing the stock option and restricted stock award position of each executive officer, the Compensation Committee made awards to certain executive officers and other key employees, in order to enhance the recipients' desire to remain with the Company and devote their best efforts to its business by more closely aligning executives' and shareholders' long-term interests. The Company did not grant any stock options or restricted stock awards during fiscal 1997 to any of the executive officers named in the Summary Compensation Table.

      Section 162(m) of the Internal Revenue Code ("Section 162(m)"), enacted in 1993 imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its chief executive officers and four other most highly compensated executive officers. None of the Company's executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Section 162(m) or applicable tax regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.

                              Compensation Committee
                              James C. Day, Chairman
                              Edward P. Djerejian
                              Myron J. Moreau






                 COMPARATIVE STOCK PERFORMANCE

      The Performance Graph below compares the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of the Standard & Poor's 500 Index (the "S&P 500 Index")
and a weighted index of a group of five companies in the Company's and related industries. The Peer Group is comprised of Stolt Comex Seaway, Noble Drilling Corporation, Jay Ray McDermott, Inc. S.A., Oceaneering International, Inc., and Offshore Logistics, Inc. Cumulative total return is based on annual total return, which assumes reinvested dividends for the period shown in the Performance Graph and assumes that $100 was invested on February 10, 1993 (the date of the Company's initial public offering), in each of Global, the S&P 500 Index and the Peer Group. The Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group. The results shown in the graph below are not necessarily indicative of future performance.


             Comparison of Cumulative Total Return


                     [Chart Inserted Here]


                        Feb 10,   Mar 31,  Mar 31,   Mar 31,  Mar 31,  Mar 31,
                         1993      1993     1994      1995      1996    1997
                        -------   -------  -------   -------  -------  ------
Global Industries, Ltd. $100      $120     $126      $153     $290     $543
Peer Group              $100      $110     $109       $97     $135     $181
S&P 500                 $100      $102     $103      $120     $157     $188






              PROPOSAL TO APPROVE AMENDMENT TO THE
                     GLOBAL INDUSTRIES, LTD.
                1995 EMPLOYEE STOCK PURCHASE PLAN

      The Global Industries, Ltd. 1995 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") was adopted by the Company's Board of Directors in February 1995 and approved by the Company's shareholders in August 1995. The purpose of the Employee Stock Purchase Plan is to furnish eligible employees an incentive to advance the Company's interest by providing a method whereby they may acquire a proprietary interest in the Company on favorable terms.

The Amendment

      The Board has adopted and proposes that the shareholders approve an amendment to the Employee Stock Purchase Plan (the "Amendment") that will permit eligible employees to elect to participate in the Employee Stock Purchase Plan at two times during the year. This is accomplished by adding a six-month Option Period (as defined below) beginning six months after the start of the 12-month Option Period, which currently begins on April 1 of each year. Both Option Periods would end on the same date, currently the last day of the Company's fiscal year. The Board of Directors believes that providing two Option Periods will increase participation in the Employee Stock Purchase Plan among the Company's employees, thereby increasing the number of employees who own shares in the Company. In addition, the Amendment removes a prohibition on executive officers participating in the plan for a period of six months after he or she withdraws from the plan and alters the provisions regarding requiring shareholder approval for changes to the Employee Stock Purchase Plan. Both of these limitations were previously required by rules of the Securities and Exchange Commission and are no longer required. If the Amendment is approved, the Board of Directors of the Company will have authority to amend the Employee Stock Purchase Plan except that no amendment shall be made without shareholder approval if such approval is required to insure that the plan continues to meet the requirements of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The complete text of the Amendment to the Employee Stock Purchase Plan is attached hereto as Exhibit A.

General

      The Employee Stock Purchase Plan authorizes the issuance of up to 1,200,000 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and certain other events) and provides that no options may be granted under the Employee Stock Purchase Plan after February 8, 2005. The Employee Stock Purchase Plan is available to all employees of the Company and its subsidiaries who have completed six months of employment and who are scheduled to work at least twenty hours per week. An employee may not be granted an option under the Employee Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company. As of March 31, 1997, approximately 916 employees were eligible to participate in the Employee Stock Purchase Plan.

     Under the Employee Stock Purchase Plan, an eligible employee makes a lump sum payment or authorizes payroll deductions to be made during a 12-month period (or six-month period if the proposed Amendment is approved) (the "Option Period"), which amounts are used at the end of the Option Period to acquire shares of Common Stock at 85% of the fair market value of the
Common Stock on the first or the last day of the Option Period, whichever is lower. Employees have discretion to determine the amount of their lump sum payment or payroll deduction under the Employee Stock Purchase Plan, subject to the limitation that not more than 15% of compensation or $25,000 may be deducted in any Option Period and other applicable limitations set forth in
Section 423 of the Code. On the first day of each Option Period, the Company grants options to purchase shares of Common Stock to each participant. On the last day of the Option Period, the participant is deemed to have exercised the option to the extent of the participant's accumulated payroll deductions or lump sum payments. The Compensation Committee makes all determinations necessary or advisable for the administration of the Employee Stock Purchase Plan.

      An employee may withdraw from the Employee Stock Purchase Plan, in whole but not in part, at any time prior to the last business day of each Option Period, by delivering a withdrawal notice to the Company, in which event the Company will refund the entire amount of the employee's lump sum payments and payroll deductions during the Option Period, without interest.

      An employee's rights under the Employee Stock Purchase Plan terminate upon termination of employment for any reason, including retirement, death or disability. Upon such termination, the Company will return the employee's lump sum payments and payroll deductions, without interest. An employee's rights under the Employee Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution.

      Option holders are protected against dilution in the event of a stock dividend, stock split, subdivision combination, recapitalization or similar event. If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary) or if the Company is dissolved or liquidated, then unless the surviving corporation assumes or substitutes new options for all options then outstanding, the date of exercise for all options then outstanding will be accelerated to dates fixed by the Board of Directors prior to the effective date of such merger, consolidation, dissolution or liquidation.

      The  Board  of  Directors may terminate the Employee  Stock
Purchase Plan at any time.

Options Granted under the Employee Stock Purchase Plan

      The Option Period under the Employee Stock Purchase Plan during the last fiscal year commenced on April 1, 1996 and ended on March 31, 1997 and options to purchase an aggregate of 82,860 shares were exercised by 213 participants at an average cost of
$9.164 per share, including options to the Named Executives as follows: Mr. William J. Dore - 0, Mr. Pollock - 2,040, Mr. Michel -1,800, Mr. James Dore -709 and Mr. McClure -1,309; and to all current executive officers as a group - 6,736. For the Option Period which began April 1, 1997 and will end on March 31, 1998 options to purchase an aggregate of 94,133 shares were granted to 509 participants, including options to Named Executives as follows: Mr. William J. Dore - 0, Mr. Pollock -
1,059, Mr. Michel - 897, Mr. James Dore -353 and Mr. McClure - 652; and to all current executive officers as a group - 4,617. As described above, each employee determines his or her own level of participation in the Employee Stock Purchase Plan, subject to the limitations set forth in the plan and the number of options granted is based upon the employees selected withholding amount and the fair market value of shares of the Company's Common Stock on the first day of the Option Period. As a result, the number of options to be granted in the future to executive offices is not determinable. Based upon the closing stock price of $21.625 on April 1, 1997 and the limitations in the plan, no executive officer could receive options for more than 1,156 shares during any calendar year.

Federal Income Tax Aspects

      The following discussion summarizes certain federal income tax considerations for employees participating in the Employee
Stock Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. The Employee Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Code are not applicable to the Employee Stock Purchase Plan.

      Amounts deducted from an employee's pay under the Employee Stock Purchase Plan are included in the employee's compensation subject to federal income and social security taxes. The Company will withhold taxes on these amounts. An employee will not recognize any additional income at the time he or she elects to participate in the Employee Stock Purchase Plan or purchases Common Stock under the Employee Stock Purchase Plan.

      If an employee disposes of Common Stock purchased pursuant to the Employee Stock Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the option was exercised over the purchase price the employee paid for the stock. This amount may be subject to withholding taxes, including social security taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). If the shares have been held for more than one year, such gain or loss will be long-term capital gain or loss.

      If an employee disposes of Common Stock purchased pursuant to the Employee Stock Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock, or (b) 15% of the fair market value of the stock measured as of the first day of the Option Period with respect to which the stock was purchased. This amount, however, is not subject to social security taxes or withholding. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

      Although the amounts deducted from an employee's pay under the Employee Stock Purchase Plan generally are tax deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of any employee's purchase of Common Stock under the Employee Stock Purchase Plan. However, if an employee disposes of Common Stock purchased pursuant to the Employee Stock Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the Company should generally be entitled to a deduction in an amount equal to the compensation income recognized by the employee. If an employee disposes of Common Stock purchased under the Employee Stock Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the Company will not receive any deduction for federal income tax purposes with respect to such stock. Except when an employee disposes of Common Stock after the two-year period described above, the Company may be required to withhold taxes upon, and to pay employment taxes with respect to compensation income recognized by its employees in connection with the Employee Stock Purchase Plan.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the Amendment, which approval is a condition to the effectiveness of the Amendment. Accordingly, under Louisiana law, the Company's Articles of Incorporation and bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker not-vote is not counted. The persons named in the proxy intend to vote for the approval of the Employee Stock Purchase Plan Amendment, unless otherwise instructed.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPROVAL
OF THE EMPLOYEE STOCK PURCHASE PLAN AMENDMENT.





         SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

       Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors, subject to the formal procedures that have been established.

Proposals for 1998 Annual Meeting

     Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1998 and included in the Company's proxy statement and form of proxy relating to that meeting, must be received at the Company's principal executive offices, 107 Global Circle, Lafayette, Louisiana 70503, no later than March 9, 1998. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures. For business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before such Annual Meeting to the Secretary of the Company. To be timely for the 1998 Annual Meeting, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 107 Global Circle, Lafayette, Louisiana 70503, on or before May 8, 1998. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the class and number of shares of voting stock of the Company which are owned beneficially by the shareholder, (d) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and
(e) a description of any material interest of the shareholder in such business. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

Nominations for 1998 Annual Meeting and for Any Special Meetings

      Pursuant to the Company's bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders only (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to or mailed and received at the Company's principal executive offices, 107 Global Circle, Lafayette, Louisiana 70503, (i) with respect to an election to be held at the 1998 Annual Meeting of Shareholders on or before May 8, 1998, and (ii) with respect to any election to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. A shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company's books, of such shareholder, and
(ii)  the  class  and number of shares of capital  stock  of  the
Company which are beneficially owned by the shareholder. In the event a person who is validly designated as a nominee for election as a director shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.


                           COMPLIANCE

     The Company believes, based upon a review of the forms and amendments furnished to it, that during fiscal year 1997 the Company's directors and officers complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte & Touche LLP, independent public accountants, have been the principal independent auditors for the Company since October 1991. The Company expects that they will continue as the Company's principal independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.


                            GENERAL

      The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

      The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, telegram or otherwise. Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their expenses. The Company has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies either in person or by mail, telephone or telegram, at an estimated cost of $2,000, plus expenses.

                  ANNUAL REPORT AND FORM 10-K

      The Company's Annual Report to Shareholders containing audited financial statements for the year ended March 31, 1997, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report to Shareholders does not constitute a part of this proxy soliciting material.

      A copy of the 1997 Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Global Industries, Ltd., 107 Global Circle, Lafayette, Louisiana 70503, Attention:
Investor Relations.

     EXHIBIT A

                        1997 AMENDMENT TO
                     GLOBAL INDUSTRIES, LTD.
                1995 EMPLOYEE STOCK PURCHASE PLAN


       WHEREAS, GLOBAL INDUSTRIES, LTD. (the "Company") has heretofore adopted the GLOBAL INDUSTRIES, LTD. 1995 EMPLOYEE
STOCK PURCHASE PLAN (the "Plan") for the benefit of certain employees of the Company and its subsidiaries; and

     WHEREAS, the Company desires to amend the Plan;

      NOW, THEREFORE, the Plan shall be amended as follows, effective as of the date this amendment is approved by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented in person or by proxy and entitled to vote at the meeting at which such approval is proposed:

1. Subparagraphs 5(a) and 5(b) of the Plan shall be deleted and the following shall be substituted therefor:

           "(a) General Statement; "date of grant"; "option period"; "date of exercise". Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all eligible employees to purchase shares of Stock. Except as otherwise determined by the Committee or the Administrator, these options shall be granted on the first day of each April and October (each of which dates is herein referred to as a "date of grant"). The term of each option granted on the first day of April shall be for 12 months, and the term of each option granted on the first day of October shall be for six months (each of such 12-month and six-month periods is herein referred to as an "option period"), which shall begin on a date of grant (the last day of each option period is herein referred to as a "date of exercise"). The number of shares subject to each option shall be the quotient of the total contributions authorized with respect to such option including payroll deductions authorized by each participating eligible employee in accordance with subparagraph 5(b) extended for the option period, divided by the "option price" (defined below) of the Stock on the date of grant, as defined by subparagraph 6(b), excluding all fractions.

           (b) Election to Participate; Payroll Deduction Authorization. Except as provided in subparagraph 5(f), an eligible employee may participate in the Plan only by means of lump sum payment or payroll deduction or any combination thereof. Each eligible employee who elects to participate in the Plan (a "participant") shall deliver to the Company, within the time period prescribed by the Committee or the Administrator, a written payroll deduction authorization in a form prepared by the Company whereby he gives notice of his election to participate in the Plan as of the next following date of grant, and whereby he designates a total contribution for the option period relating to such date of grant, and the portion of such stated
     amount to be paid in the Plan by lump sum and the portion to be deducted from his compensation on each pay day and paid into the Plan for his account. The stated amount to be deducted from his compensation on each pay day with respect to a particular option may not be less than a sum which will result in the payment into the Plan of at least $5.00 each pay day with respect to such option. Any portion of the total contribution with respect to an option that is to be paid by lump sum must be paid to the Company no later than 30 days after the date of grant of such option. The total contribution of a participant to the Plan may not at any time exceed either of the following: (i) 15% of the amount of such participant's "eligible compensation" (as defined in subparagraph 5(d) below) from which the deduction is made or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph 5(e)."

2. Subparagraph 6(a) of the Plan shall be deleted and the following shall be substituted therefor:

           (a) General Statement. Each participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on the date of exercise of such option to the extent that the cash balance then in his account under the Plan that relates to such option is sufficient to purchase at the "option price" (as defined in subparagraph 6(b) below) whole shares of Stock subject to such option. Any amount relating to such option that remains in his account after payment of the purchase price of those whole shares shall be refunded to him promptly."

3. Paragraph 7 of the Plan shall be deleted and the following shall be substituted therefor:

     "7.  WITHDRAWAL FROM THE PLAN.

           (a) General Statement. Any participant may withdraw in whole from the Plan at any time provided that such withdrawal occurs at least two business days before the next following date of exercise with respect to which the participant has received an option under the Plan. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company, except in the case of leaves of absence described in subparagraph 5(f) where the participant shall be deemed to have given such notice of withdrawal as of the first pay day following the commencement of such leave of absence in which such participant fails to make a cash payment to the Company in an amount equal to his authorized payroll deduction for the Plan, if any. The Company, promptly following the time when the notice of withdrawal is delivered or is deemed delivered, shall refund to the participant the amount of the cash balance in his account under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization, his interest in the Plan, and his interest in unexercised options under the Plan shall terminate.

            (b) Eligibility Following Withdrawal. A participant who withdraws from the Plan shall be eligible to participate again in the Plan as of the next following date of grant (provided that he is otherwise eligible to participate in the Plan at such time)."

4. Paragraph 15 of the Plan shall be deleted and the following shall be substituted therefore:

           "15. Amendment or Termination of the Plan. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alternation or amendment without the approval of the stockholders of the Company if such approval is required to insure that options issued under the Plan continue to meet the requirements of employee stock purchase options as defined in Section 423 of the Code."

5. As amended hereby, the Plan is specifically ratified and reaffirmed and this amendment shall not change or modify the terms of any outstanding Options under the Plan.





                        (Front of Card)



PROXY               GLOBAL INDUSTRIES, LTD.
                 Proxy for 1996 Annual Meeting

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints William J. Dore and Michael
J. Pollock, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of Global Industries, Ltd. (the "Company"), to be held in Houston, Texas on August 6, 1997, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:

     (1)       Election of Directors

               [] FOR all nominees listed    [] WITHHOLD AUTHORITY
                  below (except as marked       to vote for all
                  to the contrary below).       nominees listed below.

               (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

               William J. Dore       James C. Day          Myron J. Moreau
               Michael J. Pollock    Edward P. Djerejian


     (2)       Proposal  to amend Global Industries,  Ltd.  1995
               Employee Stock Purchase Plan.

               [] FOR    [] AGAINST   [] ABSTAIN


     (3) In their discretion, upon any other business which may properly come before said meeting.

               [] FOR     [] AGAINST  []ABSTAIN

                  (continued on reverse side)


                         (Back of Card)


      This Proxy will be voted as you specify above. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, with respect to item (2) FOR approval of the Amendment to the 1995 Employee Stock Purchase Plan and in accordance with the judgment of the persons voting the Proxy with respect to any other matters which may properly be presented at the meeting. Receipt of the Notice of the 1997 Annual Meeting and the related Proxy Statement is hereby acknowledged.

                         Dated:___________________________,1997



                         ______________________________________
                                       Signature


                         ______________________________________
                               Signature,  if  jointly held


                              Please sign your name exactly as it
                              appears hereon.  Joint owners  must
                              each   sign.    When   signing   as
                              attorney,  executor, administrator,
                              trustee  or  guardian, please  give
                              full  title  as it appears  hereon.
                              If  held  by a corporation,  please
                              sign in the full corporate name  by
                              the  president or other  authorized
                              officer.


         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
             PROMPTLY USING THE ENCLOSED ENVELOPE.